EXHIBIT 99.1

Westmoreland Closes $35 Million
Debt Financing and Extends Revolving Credit

Colorado Springs, CO – March 9, 2004 -- Westmoreland Coal Company (AMEX: WLB) reported today that its wholly owned subsidiary, Westmoreland Mining LLC, has closed on a $35 million debt financing with repayment scheduled for 2009 through 2011. The financing was structured as an “add-on” to the existing term debt used to finance the 2001 acquisition of four coal mining operations. Of the $35 million debt financing, $20.4 million was funded immediately at a fixed rate of 6.85%. The remaining $14.6 million of floating rate debt, at 2.90% above 3-month LIBOR, must be drawn by year end. Proceeds will be used to support additional capital expenditures at existing operations and for general corporate purposes. Rothschild Inc. acted as financial advisor and exclusive placement agent in connection with this financing. Westmoreland was also represented in the transaction by Hale and Dorr LLP.

As of the end of 2003, the balance on the acquisition related term debt had been reduced from $120 million to $71.0 million, net of $17.5 million in funded debt service reserve and long-term pre-payment accounts. The remaining balance on that Note will be fully repaid by 2008.

Along with the “add-on” term debt facility, Westmoreland Mining LLC reported today that it has amended its revolving credit facility and extended its term from April 2004 to April 2007. The revolving credit facility provides for up to $12 million of financing, all of which will now be funded by PNC Bank.

Christopher K. Seglem, Chairman, President and CEO of Westmoreland Coal Company, commented: “The rapid pay-off of almost $50 million in acquisition debt in under three years and the continuing performance of these operations made this “add-on” facility possible at a time when interest rates make additional borrowing very attractive. We are extremely pleased that all six of the institutions involved in the original Note have chosen to participate in the facility. We also believe that their continued support and the strength of our current operations position us well to take advantage of potential future opportunities.”

Westmoreland Coal Company is the oldest independent coal company in the United States and was ranked among the top ten U.S. coal producers in 2003. Westmoreland’s coal operations include Northern Powder River Basin coal mining in Montana and lignite mining operations in Montana, Texas and North Dakota. Its power operations include ownership interests in two coal-fired and one natural gas-fired generating plants. Westmoreland is implementing a growth strategy dedicated to meeting America’s dual goals of low-cost power and a clean environment through the acquisition and development of complementary, niche opportunities in coal, power and other segments of the energy sector. For more information visit www.westmoreland.com.

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Contact: Diane Jones (719) 442-2600